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                         [LOGO OF ARTHUR ANDERSEN LLP]



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our report dated August 17, 1998, and to all references to our Firm included in or made a part of this registration statement of Flagship Admiral Funds, Inc., comprised of the Flagship Utility Income Fund.


                                       ARTHUR ANDERSEN LLP

Chicago, Illinois
October 23, 1998